EXHIBIT 99.1

Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION REPORTS FIRST QUARTER FISCAL 2014 RESULTS

Reaffirms Outlook for Fiscal 2014

SAN FRANCISCO, CA – May 13, 2014 – URS Corporation (NYSE: URS) today reported its financial results for the first quarter of fiscal 2014, which ended on April 4, 2014.

First Quarter Highlights

•	Revenues were $2.5 billion.
•	Operating Income was $87 million.
•	Net Income was $27 million, or $0.37 per share on a diluted basis (“GAAP EPS”).
•	Cash Earnings per Share* (“Cash EPS”) was $0.60.
•	Earnings before Interest, Taxes, Depreciation and Amortization* (“EBITDA”) was $131 million.
•	Cash Used for Operations was $132 million.
•	Book of business at the end of the quarter was $23.0 billion, including backlog of $11.2 billion.
•	Company repurchased 5.7 million shares for $266 million.

Outlook for Fiscal 2014 is Reaffirmed

URS continues to expect that fiscal 2014 consolidated revenues will be between $10.8 billion and $11.2 billion.  The Company expects fiscal 2014 GAAP EPS will be between $3.20 and $3.50 and Cash EPS for fiscal 2014 will be between $4.13 and $4.43, on a fully diluted basis. URS continues to expect that 2014 net cash from operating activities will be between $725 million and $775 million. URS now expects fully diluted, weighted average shares outstanding for 2014 will be approximately 70 million. The Company expects its average effective tax rate for 2014 will be approximately 33%.

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* A non-GAAP measure.

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A reconciliation of EBITDA to Net Income and Cash EPS to GAAP EPS for the first quarter of fiscal year 2014 is attached to this release and available on the investor relations page of URS’ website at www.urs.com.

Commenting on the Company’s financial results and outlook, Martin M. Koffel, Chairman and Chief Executive Officer, stated:  “URS had a solid quarter operationally, with both operating income and net income meeting our expectations. Although our reported results reflect a higher effective tax rate, we expect that it will be lower over the remainder of the year. The decrease in year over year revenues is due in large part to the wind-down of our successful chemical demilitarization contracts.”

Koffel continued: “Our oil and gas business performed in line with our expectations as it continued to recover from challenges last year. We are pleased with the growth in our oil and gas backlog and near-term prospects, which reflects developing momentum in this business.  We also achieved strong growth in our power business this quarter, and continue to see robust opportunities in the infrastructure and industrial sectors, and an improved contracting environment in our federal business.”

“Based on recent and upcoming project starts, our book of business and a robust pipeline of new bidding opportunities, we continue to expect our financial performance to be much stronger in the second half of the year. Accordingly, we expect to achieve the financial guidance we have given for 2014 and to generate substantial free cash flow during the remainder of the year.”

During the quarter, the Company repurchased 5.7 million shares amounting to $266 million, and paid $15 million in dividends.

First Quarter 2014 Results

Revenues for first quarter were $2.5 billion, compared with $2.8 billion in the first quarter of fiscal 2013.  Operating income for the quarter was $87 million, compared with $153 million reported in the first quarter of fiscal 2013.  Revenues and operating income in the first quarter of 2014 derived from our chemical demilitarization program decreased $163 million and $67 million, respectively, from the first quarter of 2013.

The Company’s effective income tax rates for the three months ended April 4, 2014 increased to 39.3% from 32.7% for the three months ended March 29, 2013.  The higher rate was attributable to incurred losses in some international entities that were non-deductible for income tax purposes.  A portion of these losses were discrete to the first quarter, and we do not expect them to repeat in the remainder of the year.  Therefore, we expect the full-year tax rate to decline to approximately 33%.

Net Income was $27 million, compared with $72 million reported in the same quarter of fiscal 2013.  GAAP EPS for the first quarter of fiscal 2014 were $0.37, compared with $0.96 in the first quarter of fiscal 2013.  Net Income and GAAP EPS generated by our chemical demilitarization contracts decreased by approximately $40 million, or $0.54 per share, from the first quarter of 2013 to the first quarter of 2014.

Cash EPS for the quarter were $0.60, compared with Cash EPS of $1.22 for the first quarter of fiscal 2013.  EBITDA was $131 million for the quarter, compared to $203 million last year.

The Company’s backlog as of April 4, 2014 was $11.2 billion, compared to $11.3 billion on January 3, 2014, the last day of the Company’s 2013 fiscal year.  URS ended the quarter with a book of business of $23.0 billion, compared to $22.8 billion as of January 3, 2014.

Business Segment Results

In addition to providing consolidated financial results, URS reports separate financial information for its four segments: Infrastructure & Environment, Federal Services, Energy & Construction, and Oil & Gas.  Effective with the beginning of fiscal year 2014, the Company’s Global Management and Operations Services Group, which was a component of its Energy & Construction Division in fiscal year 2013, is operated and managed by its Federal Services Division.  The Company also realigned a portion of its facility construction, process engineering, and operations and maintenance services provided to the oil and gas industry among its Oil & Gas, Infrastructure & Environment, and Energy & Construction Divisions.

The Company revised and conformed the prior year segment amounts to its current year presentation to reflect the realignment of its operations among its divisions.

Infrastructure & Environment.  For the first quarter of fiscal 2014, the Infrastructure & Environment segment reported revenues of $850 million and operating income of $36 million, compared to revenues of $898 million and operating income of $40 million for the first quarter of fiscal 2013.

Federal Services.  For the first quarter of fiscal 2014, the Federal Services segment reported revenues of $649 million and operating income of $57 million, compared to revenues of $907 million and an operating income of $115 million for the first quarter of fiscal 2013.  For the first quarter of 2014, revenues from our chemical demilitarization contracts totaled $89 million and operating income was $23 million.  This compares with $252 million in revenues and $90 million in operating income in the first quarter of last year.

For 2014, we expect chemical demilitarization contracts to contribute between $280 million and $290 million in revenues and between $80 million and $90 million in operating income.  This compares to $648 million in revenues and $213 million in operating income in 2013.

Energy & Construction.  For the first quarter of fiscal 2014, the Energy & Construction segment reported revenues of $544 million and operating income of $5 million, compared to revenues of $538 million and an operating income of $12 million for the first quarter of fiscal 2013.

Oil & Gas.  For the first quarter of fiscal 2014, the Oil & Gas segment reported revenues of $514 million and operating income of $11 million including $10 million in intangible amortization, compared to revenues of $508 million and an operating income of $9 million including $13 million in intangible amortization for the first quarter of fiscal 2013.

Quarterly Dividend

On May 9, 2014, the Company declared a quarterly cash dividend of $0.22 per common share.  The dividend will be paid on July 11, 2014 to stockholders of record as of June 20, 2014.  Future declarations of quarterly dividends are subject to the approval of URS’ Board of Directors.

Valuation Creation Committee of the Board of Directors

The Company stated that the Value Creation Committee of the Board of Directors is continuing to evaluate alternatives to enhance stockholder value. The Committee, the full Board, and advisors are coordinating closely. There is no timetable for the completion of the Committee’s work or for the potential implementation of its recommendations; however, the Committee intends to work expeditiously.

Webcast Information

URS will host a dial-in conference call today, Tuesday, May 13, 2014 at 5:00 p.m. (EDT) to discuss its first quarter fiscal 2014 results.  A live webcast of this call will be available on the investor relations portion of URS’ website at http://investors.urs.com.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world. The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; management and operations; information technology; and decommissioning and closure services. URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs. Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

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TABLES TO FOLLOW
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Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to our future revenues, cash flows, net income and earnings per share, our future backlog and book of business, our future dividends, our future outstanding shares, our future tax rates, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: declines in the economy or client spending; changes to the federal budget; changes in our book of business; our compliance with government regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in oil, natural gas and other commodity prices; weather conditions; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; impairment of our goodwill; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-K for the period ended January 3, 2014, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
 (In millions, except per share data)

	April 4, 2014	January 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$231	$284
Accounts receivable, including retentions of $126 and $117, respectively	1,377	1,393
Costs and accrued earnings in excess of billings on contracts	1,653	1,521
Less receivable allowances	(54)	(65)
Net accounts receivable	2,976	2,849
Other current assets	245	258
Total current assets	3,452	3,391
Investments in and advances to unconsolidated joint ventures	239	245
Property and equipment, net of accumulated depreciation of $699 and $676, respectively	597	608
Intangible assets, net	541	570
Goodwill	3,693	3,696
Other long-term assets	207	208
Total assets	$8,729	$8,718
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$48	$45
Accounts payable and subcontractors payable, including retentions of $28 and $29, respectively	622	688
Accrued salaries and employee benefits	473	507
Billings in excess of costs and accrued earnings on contracts	241	233
Other current liabilities	336	366
Total current liabilities	1,720	1,839
Long-term debt	2,069	1,667
Deferred tax liabilities	442	444
Self-insurance reserves	126	127
Pension and post-retirement benefit obligations	282	286
Other long-term liabilities	125	128
Total liabilities	4,764	4,491
Commitments and contingencies
URS stockholders’ equity:
Preferred stock, authorized 3 shares; no shares outstanding	—	—
Common stock, par value $.01; authorized 200 shares; 89 and 89 shares issued, respectively; and 69 and 75 shares outstanding, respectively	1	1
Treasury stock, 20 and 14 shares at cost, respectively	(854)	(588)
Additional paid-in capital	3,046	3,038
Accumulated other comprehensive loss	(217)	(201)
Retained earnings	1,843	1,831
Total URS stockholders’ equity	3,819	4,081
Noncontrolling interests	146	146
Total stockholders’ equity	3,965	4,227
Total liabilities and stockholders’ equity	$8,729	$8,718

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In millions, except per share data)

	Three Ended
	April 4,	March 29,
	2014	2013

Revenues	$2,537	$2,803
Cost of revenues	(2,447)	(2,651)
General and administrative expenses	(22)	(23)
Equity in income of unconsolidated joint ventures	19	24
Operating income	87	153
Interest expense	(18)	(21)
Other expenses	(4)	(3)
Income before income taxes	65	129
Income tax expense	(26)	(42)
Net income including noncontrolling interests	39	87
Noncontrolling interests in income of consolidated subsidiaries	(12)	(15)
Net income attributable to URS	$27	$72

Earnings per share:
Basic	$0.38	$0.97
Diluted	$0.37	$0.96
Weighted-average shares outstanding:
Basic	71.6	74.4
Diluted	72.1	74.9

Cash dividends declared per share	$0.22	$0.21

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)

	Three Months Ended
	April 4,	March 29,
	2014	2013
Cash flows from operating activities:
Net income including noncontrolling interests	$39	$87
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	35	40
Amortization of intangible assets	25	28
Gain on disposal of property and equipment	(1)	(1)
Deferred income taxes	(7)	(7)
Stock-based compensation	6	11
Equity in income of unconsolidated joint ventures	(19)	(24)
Dividends received from unconsolidated joint ventures	19	23
Changes in operating assets, liabilities and other, net of effects of business acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	(136)	90
Other current assets	2	4
Other long-term assets	9	(91)
Accounts payable, accrued salaries and employee benefits, and other current liabilities	(103)	(130)
Billings in excess of costs and accrued earnings on contracts	7	(15)
Other long-term liabilities	(8)	35
Total adjustments and changes	(171)	(37)
Net cash from operating activities	(132)	50
Cash flows from investing activities:
Proceeds from disposal of property and equipment	4	3
Changes in restricted cash	1	2
Capital expenditures, less equipment purchased through capital leases and equipment notes	(15)	(25)
Net cash from investing activities	(10)	(20)

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED (continued)
(In millions)

	Three Months Ended
	April 4,	March 29,
	2014	2013
Cash flows from financing activities:
Payments on long-term debt	(2)	(1)
Borrowings from revolving line of credit	496	255
Payments on revolving line of credit	(109)	(235)
Net payments on other indebtedness	(5)	(7)
Net change in overdrafts	2	(31)
Proceeds from employee stock purchases and exercises of stock options	1	6
Distributions to noncontrolling interests	(14)	(15)
Dividends paid	(15)	(15)
Repurchases of common stock	(266)	(45)
Net cash from financing activities	88	(88)
Net change in cash and cash equivalents	(54)	(58)
Effect of foreign exchange rate changes on cash and cash equivalents	1	(8)
Cash and cash equivalents at beginning of period	284	315
Cash and cash equivalents at end of period	$231	$249

Supplemental information:
Interest paid	$28	$6
Taxes paid	$6	$10

Supplemental schedule of non-cash investing and financing activities:
Equipment acquired with capital lease obligations and equipment note obligations	$19	$18
Cash dividends declared but not paid	$18	$16

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URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULES OF GAAP TO NON-GAAP MEASURES

Cash EPS and EBITDA in the tables below are not computed in accordance with GAAP. These non-GAAP measures are useful to us, and may be useful to investors, because they permit a comparison of the actual or expected performance of our ongoing business.  Cash EPS and EBITDA should not be used as substitutes for diluted EPS and net income prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flows.

Below are the reconciliations of Cash EPS and EBITDA to GAAP EPS and GAAP Net Income for the three months ended April 4, 2014 and March 29, 2013, and for the guidance range for fiscal year 2014.

	Three Months Ended
	April 4, 2014	March 29, 2013
(In millions, except per share data)
Cash EPS	$0.60	$1.22
Intangible amortization expense, net of tax(1)	(0.23)	(0.26)
GAAP EPS	$0.37	$0.96
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(1)	Amounts are net of tax effects of $0.12 and $0.11 for the three months ended April 4, 2014 and March 29, 2013, respectively.

	Guidance for Fiscal Year Ending on January 2, 2015
(In millions, except per share data)	Lower Range	Upper Range
Cash EPS	$4.13	$4.43
Intangible amortization expense, net of tax(2)	(0.93)	(0.93)
GAAP EPS	$3.20	$3.50
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(2)	Amounts are net of tax effects of $0.46 for both ranges.

	Three Months Ended
	April 4, 2014	March 29, 2013
(In millions)
EBITDA	$131	$203
Interest expense	(18)	(21)
Income tax expense	(26)	(42)
Depreciation and amortization	(35)	(40)
Amortization of intangible assets	(25)	(28)
Net income attributable to URS	$27	$72

URS CORPORATION AND SUBSIDIARIES
BOOK OF BUSINESS

(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Total
As of April 4, 2014
Backlog	$3,079	$4,213	$3,392	$494	$11,178
Option years	143	3,932	76	—	4,151
Indefinite delivery contracts	3,002	3,400	136	1,127	7,665
Total book of business	$6,224	$11,545	$3,604	$1,621	$22,994

As of January 3, 2014(1)
Backlog	$2,851	$4,284	$3,705	$462	$11,302
Option years	146	3,734	76	—	3,956
Indefinite delivery contracts	3,081	3,150	131	1,187	7,549
Total book of business	$6,078	$11,168	$3,912	$1,649	$22,807

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.

	April 4,	January 3,
(In millions)	2014	2014
Backlog by market sector:
Federal	$4,820	$4,891
Infrastructure	2,745	2,683
Oil and Gas	1,123	1,102
Power	1,245	1,339
Industrial	1,245	1,287
Total backlog	$11,178	$11,302

URS CORPORATION AND SUBSIDIARIES
REVENUES AND OPERATING INCOME (LOSS) BY DIVISION

	Three Months Ended
(In millions)	April 4,	March 29,
	2014	2013
Revenues(1)
Infrastructure & Environment	$850	$898
Federal Services	649	907
Energy & Construction	544	538
Oil & Gas	514	508
Inter-segment eliminations	(20)	(48)
Total revenues	$2,537	$2,803
Operating income(1)
Infrastructure & Environment	$36	$40
Federal Services	57	115
Energy & Construction	5	12
Oil & Gas	11	9
Corporate	(22)	(23)
Total operating income	$87	$153

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.

URS CORPORATION AND SUBSIDIARIES
REVENUE BREAKDOWN BY DIVISION AND MARKET SECTOR

Amounts shown in the table below are net of eliminations.

(In millions)	Federal	Infrastructure	Oil and Gas	Power	Industrial	Total
Three months ended April 4, 2014
Infrastructure & Environment	$99	$423	$106	$55	$161	$844
Federal Services	647	—	—	—	1	648
Energy & Construction	3	67	153	199	115	537
Oil & Gas	1	—	499	6	2	508
Total	$750	$490	$758	$260	$279	$2,537

Three months ended March 29, 2013 (1)
Infrastructure & Environment	$163	$383	$114	$40	$170	$870
Federal Services	902	—	—	—	3	905
Energy & Construction	3	53	191	168	106	521
Oil & Gas	—	—	498	6	3	507
Total	$1,068	$436	$803	$214	$282	$2,803

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.